UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

February 3, 2005

ACCELRYS, INC.

(Exact name of registrant as specified in its charter)

Delaware	0-27118	33-0557266
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

10188 Telesis Court, Suite 100
San Diego, California  92121

 (Address of principal executive offices, including zip code)

(858) 799-5000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.  Entry Into a Material Definitive Agreement.

On February 3, 2005, Accelrys executed a sublease agreement with a subtenant for its abandoned facility in San Diego, Ca.  Under the terms of the sublease agreement, Accelrys will receive from the subtenant monthly rental payments and reimbursement for certain operating expenses related to the facility.  These payments offset the loss on abandonment of the facility recorded during the quarter ended December 31, 2004.  This loss was reported as $4.7 million in the financial results included in the Company’s press release issued on January 26, 2005, and furnished on Form 8-K on January 31, 2005.  The payments which Accelrys will receive under the terms of the new sublease arrangement reduce the loss on abandonment by $1.1 million, to $3.6 million, and will reduce the reported net loss per share for the three and nine month periods to $(0.18) and $(0.64), respectively, from $(0.22) and $(0.68), respectively.  These revised results will be included in Accelrys’ Form 10-Q for the quarter ended December 31, 2004.

On February 7, 2005, Accelrys entered into an indemnification agreement, in the form previously approved by stockholders of Accelrys, with each of Accelrys’ directors and executive officers.

Item 5.05.  Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

(a)  On February 7, 2005, Accelrys amended and restated its Code of Business Conduct and Ethics.  The Code of Business Conduct and Ethics complies with applicable rules and regulations of the Securities and Exchange Commission and Nasdaq.  A copy of the Code of Business Conduct and Ethics is currently available on the Company’s web site at www.accelrys.com.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ACCELRYS, INC.

By:	/s/ David M. Sankaran
David M. Sankaran Senior Vice President and Chief Financial Officer

Date:  February 7, 2005